Exhibit 99.1

FOR IMMEDIATE RELEASE	111 Pencader Drive Newark, DE 19702 P 302.456.6789 F 302.861.3730 T 800.544.8881 www.sdix.com

SDIX Company Contact:
Kevin Bratton
VP and CFO
(302) 456-6789
kbratton@sdix.com

Investor Relations Contact:
Jessica Lloyd
The Trout Group
(646) 378-2928
jlloyd@troutgroup.com

SDIX Reports Second Quarter 2011 Results

Life Science & Food Safety Revenues Increase 13% & 26% Year-over-Year, Respectively

Conference Call to Review Results at 4:30PM ET Today

NEWARK, DE (July 28, 2011) - SDIX (Nasdaq: SDIX), a leading provider of biotechnology-based products and services for a broad range of life science, biotechnology, diagnostic and food safety applications, today reported financial results for the quarter ended June 30, 2011.

Revenue for the second quarter of 2011 was $7.1 million, increasing from $6.8 million for the same period in 2010.  This growth was driven by strong revenue in SDIX’s core focus areas of Life Science, up 13%, and Food Safety, up 26%.

Year-to-date total revenue for the six months ended June 30, 2011 was $14.5 million, increasing 8% from $13.5 million for the same period in 2010.  For the 2011 six month period, Life Science and Food Safety revenue increased 16% and 27%, respectively.

Net loss for the second quarter of 2011 was $657,000, compared to net loss of $215,000 in 2010.  The increase in net loss was primarily related to investments in the Company’s strategic growth initiatives in Life Science and Food Safety.  These initiatives included the expansion of marketing, sales and R&D resources to support increased sales as well as new product and technology development.

Highlights

•	Focused investment in marketing, sales and R&D yield continued double digit growth in Life Science and Food Safety revenue.

•	Expanded Life Science In Vitro Diagnostic (IVD) Portfolio with Launch of New Apo B Antibodies – Apo B is used to help determine an individual’s risk for developing cardiovascular disease.

•
Expanded Development of Food Safety Testing Platform – To include the next six important types of E. coli pathogens. These E. coli types are bacterial toxins that are involved in the most serious forms of food-poisoning.

Francis DiNuzzo, SDIX’s President and CEO, commented, “Our investments in Life Science and Food Safety produced the double digit revenue growth we expected in our core businesses and areas of focus. In our Life Science business, we expanded our product offerings and continue to invest in advancing our proprietary Genomic Antibody Technology (GAT), which we believe will further differentiate our capabilities, thereby allowing continued revenue growth and accelerating our collaborative relationships with pharma customers.”  Mr. DiNuzzo added, “Our Food Safety business was particularly strong this quarter, growing in excess of 25% over the prior year, with our Salmonella and E. coli test systems showing continued momentum.”  Mr. DiNuzzo concluded, “Additionally, in our efforts to grow SDIX, our presence in international markets is continuing to expand, and we are seeking additional distribution partners in select countries.”

Financials
Gross profit for the second quarter of 2011 was $4.1 million, as compared to $4.0 million for the same period in 2010.  Gross margins were 58% for the second quarter of 2011, compared to 59% for the same period in 2010.  This slight decrease was primarily due to product mix and recent international distributor expansion.

Second quarter operating expenses of $4.8 million were up approximately $500,000 compared with the second quarter of 2010. The increase was driven primarily by planned R&D investments for new programs and sales and marketing expansion in Life Science and Food Safety.

Operating loss for the second quarter was $642,000, compared with operating loss of $201,000 for the second quarter of 2010.

Net loss for the second quarter of 2011 increased to $657,000, or $0.03 per diluted share, compared to net loss of $215,000, or $0.01 per diluted share, for the same period in 2010.

Life Science Revenues
Life Science revenues grew 13% to $4.2 million for the second quarter of 2011, as compared to $3.7 million for the same period in 2010.

Kit Revenues
Food Safety revenues increased 26% to $1.6 million for the second quarter of 2011, up from $1.3 million for the same period in 2010. This Food Safety revenue growth primarily resulted from continued strong adoption of the Company’s Salmonella and E. coli test systems.

Revenues for Ag-GMO Products and Water & Environmental Products were $0.3 million and $1.0 million, respectively.

Balance Sheet
The Company completed the second quarter ended June 30, 2011 with cash of $8.0 million and stockholders’ equity of $18.7 million.

Conference Call
The dial-in number for the live conference call at 4:30 PM ET today will be 877-407-9210 (201-689-8049 outside the U.S.).  A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.investorcalendar.com.  For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days.  Telephone replays of the call will be available from 7:30 p.m. ET on July 28, 2011 through 11:59 p.m. ET on August 11, 2011.  To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 376184.

About SDIX (www.sdix.com)
SDIX is a biotechnology company with a core expertise in creating better antigens, better antibodies and better assays for the pharmaceutical, biotechnology and food safety markets. For over 20 years, SDIX has been a leading immuno-solutions company, developing results-oriented and innovative antibody-based solutions that enable customers to meet high performance research, diagnostic and commercialization objectives.

In the life science market, SDIX’s technology and capabilities are being used to help discover disease mechanisms, facilitate development of new drugs and provide antibodies and assays for the diagnosis of disease.  In the food safety market, SDIX continues to expand its footprint as an international supplier of rapid pathogen test technologies that enable more accurate and cost-effective results.

This news release may contain forward-looking statements reflecting SDIX's current expectations. When used in this press release, words like “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “can”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDIX are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDIX at this time. Such risks and uncertainties include, without limitation, changes in demand for products, the application of our technologies to various uses, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDIX's public filings with the U.S. Securities and Exchange Commission.

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current Assets :
Cash and cash equivalents	$7,534	$8,056
Restricted cash	500	700
Receivables, net	4,564	4,376
Inventories	3,297	3,333
Other current assets	1,215	561
Total current assets	17,110	17,026

Property and equipment, net	3,977	4,087
Other assets	7	45
Deferred tax asset	37	37
Intangible assets, net	1,264	1,321
Total assets	$22,395	$22,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities :
Current portion of long-term debt	$400	$400
Accounts payable	567	491
Accrued expenses	2,499	1,597
Deferred revenue	103	24
Total current liabilities	3,569	2,512

Long-term debt	100	300

Stockholders' Equity:
Preferred stock, $.01 par value, 20,920,648 shares authorized,
no shares issued or outstanding	-	-
Common stock, $.01 par value, 35,000,000 shares authorized,
20,995,281 and 20,916,433 issued
at June 30, 2011 and December 31, 2010, respectively	210	209
Additional paid-in capital	41,871	41,551
Treasury stock, 406,627 common shares at cost
at June 30, 2011 and December 31, 2010	(555)	(555)
Accumulated deficit	(22,554)	(21,239)
Cumulative translation adjustments	(246)	(262)
Total stockholders' equity	18,726	19,704
Total liabilities and stockholders' equity	$22,395	$22,516

STRATEGIC DIAGNOSTICS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Revenues	$7,070	$6,796	$14,547	$13,487

Cost of sales	2,959	2,764	6,273	5,519

Gross profit	4,111	4,032	8,274	7,968

OPERATING EXPENSES:
Research and development	842	764	1,705	1,440
Selling, general and administrative	3,911	3,469	7,865	7,184
Gain on disposal of assets	-	-	-	(8)
Total operating expenses	4,753	4,233	9,570	8,616

Operating loss	(642)	(201)	(1,296)	(648)

Interest expense, net	(8)	(14)	(17)	(26)

Loss before taxes	(650)	(215)	(1,313)	(674)

Income tax expense	7	-	2	-

Net loss	(657)	(215)	(1,315)	(674)

Basic loss per share	$(0.03)	$(0.01)	$(0.06)	$(0.03)

Shares used in computing basic
loss per share	20,418,363	20,229,963	20,401,055	20,209,158

Diluted loss per share	$(0.03)	$(0.01)	$(0.06)	$(0.03)

Shares used in computing diluted
loss per share	20,418,363	20,229,963	20,401,055	20,209,158